EXHIBIT 15

CONSENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

Utah Medical Products, Inc.

We hereby consent to the incorporation by reference in Registration Statement Nos. 33-24781, 33-44100, 33-89394, and 33-89434 of Utah Medical Products, Inc. on Forms S-8 of our report dated January 21, 2003, appearing in this Annual Report on Form 10-K of Utah Medical Products, Inc. for the year ended December 31, 2002.

/s/ Tanner LC

Salt Lake City, Utah
July 19, 2005